Exhibit 4.2

CONVERTIBLE NOTE AGREEMENT

CONVERTIBLE NOTE AGREEMENT, dated as of July 27, 2004 (the “Agreement”), by and among aQuantive, Inc., a Washington corporation (herein called the “Company”), and each of the Persons listed on Exhibit A attached hereto, whether or not such Person shall have signed this Agreement (each individually a “Holder” and collectively, the “Holders”)

Recitals

A. The Company, Artist Merger Sub, Inc., a Utah corporation and a wholly owned subsidiary of the Company (“Subsidiary”), and SBI Holdings Inc., a Utah corporation (“SBI”), have executed and delivered an Agreement and Plan of Merger dated June 27, 2004 (the “Merger Agreement”), providing for the merger of SBI with Subsidiary, whereby SBI will become a wholly owned subsidiary of the Company. The Effective Date of the merger, as provided in the Merger Agreement, is the date of this Agreement

B. Pursuant to the Merger Agreement, as of the date hereof the Company is obligated to issue and deliver to each of the Holders the Convertible Subordinated Notes (as hereinafter defined) of the Company in the respective principal amounts set forth on Exhibit A.

Agreement

In consideration of the completion of the merger as provided in the Merger Agreement and in connection with the issuance of the Convertible Subordinated Notes to the Holders as provided for in the Merger Agreement, the Company hereby agrees with the Holders as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“Agent” means any Registrar, Paying Agent, Conversion Agent or co-registrar.

“Agreement” means this Agreement as amended or supplemented from time to time.

“Board of Directors” means the Board of Directors of the Company or any committee of the Board authorized to act for it hereunder.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of the Company and all warrants or options to acquire such capital stock.

“Common Stock” means the common stock, par value $.01 per share, of the Company.

“Company” means the party named as such above until a successor replaces it pursuant to the applicable provision hereof and thereafter means the successor.

“Company Request” or “Company Order” means a written request or order signed on behalf of the Company by its Chairman of the Board, its President or any Senior Vice President or Vice President and by its Treasurer or an Assistant Treasurer, its Secretary or an Assistant Secretary, and delivered to the Trustee.

“Conversion Price” means the Conversion Price determined as provided in the form of Convertible Note attached hereto as Exhibit B, as adjusted pursuant to Article 8.

“Convertible Notes” means the Convertible Notes issued by the Company pursuant to the Merger Agreement and this Agreement.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Default Rate” means a rate of interest equal to 125% of the rate of interest otherwise applicable to a Convertible Note.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles applicable to United Stated issuers.

“Holder” means a Person in whose name a Convertible Note is registered on the Registrar’s books.

“interest” means, with respect to any Convertible Note, interest on the Convertible Note plus liquidated damages, if any.

“Investors Rights Agreement” means the Investors Rights Agreement dated as of July27, 2004 by and among the Company and the holders of Convertible Notes named therein.

“Issue Date” means (i) July 27, 2004.

“Maturity Date” means January 28, 2008.

“obligations” means with respect to any Indebtedness, all obligations (whether in existence on the date hereof or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Indebtedness, including, without limitation, all interest accrued or accruing after, or which would accrue but for, the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Officer” means the Chairman of the Board, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Chief Financial Officer, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who may be an employee of or counsel for the Company.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“principal” of a debt security means the principal of the security plus the premium, if any, on the security.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to the Company and its subsidiaries, and without duplication, (a) the indebtedness evidenced by obligations and other liabilities (contingent or otherwise) of the Company and its subsidiaries for borrowed money, or evidenced by any bond, note, debenture, capitalized lease, reimbursement obligation with respect to any letter of credit or other similar instrument unless the instrument under which such indebtedness is incurred expressly provides that it is pari passu with or subordinated in right of payment to the Convertible Notes; and (b) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clause (a); provided, however, that Senior Indebtedness does not include (i) indebtedness evidenced by the Convertible Notes, (ii) indebtedness of the Company to any subsidiary of the Company, (iii) any obligations for federal, state, local or other taxes, (iv) any indebtedness that is, by its express terms, subordinated in right of payment to any other indebtedness of the Company or any subsidiary, and (v) any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services.

“subsidiary” means (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by the Company, by one or more subsidiaries of the Company or by the Company and one or more subsidiaries thereof or (ii) any other Person (other than a corporation) in which the Company, one or more subsidiaries thereof or the Company and one or more subsidiaries thereof, directly or indirectly, at the date of determination thereof, have at least majority ownership interest.

Section 1.04. Rules Of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles in effect on the date hereof;

(c) “or” is not exclusive;

(d) words in the singular include the plural and in the plural include the singular;

(e) provisions apply to successive events and transactions; and

(f) “herein”, “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 2.

THE CONVERTIBLE NOTES

Section 2.01. Issuance of Convertible Notes

Pursuant to the Merger, the Company has agreed to issue Convertible Notes in the aggregate principal amount of $75,000,000 to the respective Holders and in the respective amounts for each Holder set forth on Exhibit A. Each Convertible Note shall be substantially in the form set forth in Exhibit B, which is incorporated in and forms a part of this Agreement

Section 2.02. Payment

The Convertible Notes shall be paid in full on the Maturity Date.

Section 2.03. Interest.

The Convertible Notes shall bear interest at the rate, calculated and paid, as provided in the form of Convertible Note attached as Exhibit B.

Section 2.04. Registrar, Paying Agent And Conversion Agent.

The Company shall maintain an office or agency where Convertible Notes may be presented for registration of transfer or for exchange (“Registrar”), an office or agency where Convertible Notes may be presented for payment (“Paying Agent”) and an office or agency where Convertible Notes may be presented for conversion (“Conversion Agent”). The Registrar shall keep a register of the Convertible Notes and of their transfer and exchange. ChaseMellon Shareholder Services will initially act as Registrar, Paying Agent and Conversion Agent. The Company may appoint or change one or more co-registrars, one or more additional paying agents and one or more additional institutions or trusts with a minimum capitalization of $100 million as conversion agent without notice and may act in any such capacity on its own behalf. The term “Registrar” includes any co-registrar; the term “Paying Agent” includes any additional paying agent; the term “Conversion Agent” includes any additional conversion agent. The Company may act as the Registrar, Paying Agent or Conversion Agent.

Section 2.05. Paying Agent To Hold Money in Trust.

The Paying Agent shall hold in trust for the benefit of the Holders all moneys held by the Paying Agent for the payment of principal of or interest on the Convertible Notes, and shall notify the Holders of any default by the Company in making any such payment. If the Company acts as Paying Agent, it shall segregate and hold as a separate trust fund all money held by it as Paying Agent.

Section 2.06. Holder Lists.

The Company shall maintain in as current a form as is reasonably practicable a list of the names and addresses of Holders. The Company shall provide a copy of such list to a Holder, upon written request.

Section 2.07. Transfer And Exchange.

(a) Subject to the restrictions on transfer set forth in the Convertible Note, where Convertible Notes are presented to the Registrar with a request to register their transfer, the Registrar shall register the transfer or make the exchange if its requirements for such transaction are met. To permit registrations of transfer and exchanges, the Company shall execute Convertible Notes at the Registrar’s request. The Company shall not be required (i) to issue or authenticate, register the transfer of or exchange any Convertible Note during a period beginning at the opening of business 10 Business Days before the mailing of a notice of redemption of the Convertible Notes selected for redemption under Section 3.03 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Convertible Note so selected for redemption in whole or in part, except the unredeemed portion of Convertible Notes being redeemed in part. No transfer or assignment of the Note shall be made unless an Assignment in the form attached hereto is presented to the Registrar.

(b) No service charge shall be made for any registration of transfer, exchange or conversion of Convertible Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer, registration of transfer or exchange of Convertible Notes, other than exchanges pursuant to Section 2.10, 3.06, or 8.02 not involving any transfer.

Section 2.08. Replacement Convertible Notes.

(a) If the Holder of a Convertible Note claims that the Convertible Note has been mutilated, lost, destroyed or wrongfully taken, the Company shall issue a replacement Convertible Note if the Company’s reasonable and customary requirements are met and, in the case of a mutilated Convertible Note, such mutilated Convertible Note is surrendered to the Company. In the case of lost, destroyed or wrongfully taken Convertible Notes, if required by the Company, an affidavit of loss and indemnity must be provided by the Holder that is reasonably sufficient to protect the Company from any loss that it may suffer if a Convertible Note is replaced.

(b) Every replacement Convertible Note is an obligation of the Company.

Section 2.09. Outstanding Convertible Notes.

(a) Convertible Notes outstanding at any time are all the Convertible Notes issued by the Company except for those converted, those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding.

(b) If a Convertible Note is replaced pursuant to Section 2.08, it ceases to be outstanding.

(c) If the Paying Agent (other than the Company) holds on a date fixed for the redemption of the Convertible Notes (the “Redemption Date”) or the Maturity Date money sufficient to pay Convertible Notes payable on that date, then (unless the Paying Agent does not make pay the Convertible Note or accrued and unpaid interest within five days of presentation of the Convertible Note) on and after that date, such Convertible Notes shall be deemed to be no longer outstanding and interest on them shall cease to accrue.

Section 2.10. Cancellation.

The Registrar, Paying Agent and Conversion Agent shall forward to the Company any Convertible Notes surrendered to them for registration of transfer, exchange, payment or conversion. The Company shall cancel all Convertible Notes surrendered for registration of transfer, exchange, payment, conversion or cancellation and the Company shall dispose of such cancelled Convertible Notes in its customary manner. The Company may not issue new Convertible Notes to replace Convertible Notes that it has paid or delivered to the Company for cancellation or that any Holder has converted pursuant to Article 8.

Section 2.11. Defaulted Interest.

If and to the extent the Company defaults in a payment of interest on the Convertible Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent not prohibited by applicable statute or case law, interest payable on the defaulted interest.

Section 2.13. Deposit Of Moneys.

Prior to 10:00 a.m., New York City time, on each interest payment date, Redemption Date, and the Maturity Date, the Company shall have deposited with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such interest payment date, Redemption Date, and the Maturity Date, as the case may be, in a timely manner which permits the Paying Agent to remit payment to the Holders on such interest payment date, Maturity Date, and Redemption Date, as the case may be.

ARTICLE 3

REDEMPTION; REPURCHASE

Section 3.01. Notices To Holders.

The Company may redeem the Convertible Notes pursuant to paragraph 7 of the Convertible Notes.

Section 3.02. Selection Of Convertible Notes To Be Redeemed.

If less than all the outstanding Convertible Notes are to be redeemed, the Company shall select the Convertible Notes to be redeemed on a pro rata basis. The Company shall make the selection from Convertible Notes outstanding not previously called for redemption. The Company may select for redemption portions of the principal of Convertible Notes in amounts of $1,000 principal amount or integral multiples of $1,000 principal amount. Provisions of this Agreement that apply to Convertible Notes called for redemption also apply to portions of Convertible Notes called for redemption.

Section 3.03. Notice Of Redemption.

(a) At least 30 days, but not more than 60 days, before a Redemption Date, the Company shall provide notice to each Holder whose Convertible Notes are to be redeemed. The notice shall identify the Convertible Notes and the aggregate principal amount thereof to be redeemed and shall state:

(i) the Redemption Date;

(ii) the principal amount of the Convertible Note, plus the amount of any penalties and accrued and unpaid interest (the “Redemption Price”) to be paid on the Convertible Notes called for redemption;

(iii) the then current conversion rate;

(iv) the name and address of the Paying Agent and Conversion Agent;

(v) the date on which the right to convert the principal of the Convertible Notes called for redemption will terminate (which date shall not be less than five business days after receipt of the notice by Holder); provided that if the Company has entered into any agreement, or a “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) has filed a report on Schedule 13D, which agreement or Schedule could reasonably be expected to result in a Repurchase Event at the time of delivery of the Redemption Notice, the date on which the right to convert shall terminate shall be the close of business on the day prior to the Repurchase Date, or, if the day before the Repurchase Date is a Legal Holiday, the close of business on the next preceding day which is not a Legal Holiday;

(vi) the place or places where such Convertible Notes may be surrendered for conversion;

(vii) that Holders who want to convert Convertible Notes must satisfy the requirements in Article 8;

(viii) that Convertible Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price; and

(ix) that interest on Convertible Notes called for redemption ceases to accrue on and after the Redemption Date.

(b) Unless otherwise specified in the notice of redemption, the date on which the right to convert the principal of the Convertible Notes called for redemption will terminate shall be at the close of business on the day prior to the Redemption Date, or, if the day before the Redemption Date is a Legal Holiday, the close of business on the next preceding day which is not a Legal Holiday.

Section 3.04. Effect Of Notice Of Redemption.

Once notice of redemption is mailed, Convertible Notes called for redemption become due and payable on the Redemption Date at the Redemption Price plus accrued and unpaid interest to, but excluding, the date of redemption, and, on and after such date (unless the Company shall default in the payment of the Redemption Price), such Convertible Notes shall cease to bear interest or be convertible. Upon surrender to the Paying Agent, such Convertible Notes shall be paid at the Redemption Price plus accrued interest to the Redemption Date, unless the Redemption Date is an interest payment date, in which case the accrued interest will be paid in the ordinary course.

Section 3.05. Deposit Of Redemption Price.

On or before the Redemption Date, the Company shall deposit with the Paying Agent pursuant to Section 2.13 money in funds immediately available on the Redemption Date sufficient to pay the Redemption Price of and accrued interest on all Convertible Notes to be redeemed on that date. The Paying Agent shall return to the Company, as soon as practicable, any money not required for that purpose because of conversion of Convertible Notes.

Section 3.06. Convertible Notes Redeemed In Part.

(a) Upon surrender of a Convertible Note that is redeemed in part, the Company shall execute a new Convertible Note equal in principal amount to the unredeemed portion of the Convertible Note surrendered.

(b) If a portion of a Holder’s Convertible Notes is selected for partial redemption and that Holder converts a portion of that Holder’s Convertible Notes, the [un]converted[?] portion shall be deemed (as far as may be) to be the portion selected for redemption.

Section 3.07. Repurchase Upon a Repurchase Event.

(a) If there shall occur a Repurchase Event (as defined below in this Section 3.07), then the Company shall repurchase all of such Holder’s Convertible Notes on the date (the “Repurchase Date”) that is thirty (30) Business Days after the date of such Repurchase Event. Such repurchase shall be made in cash at a price equal to 100% of the principal amount of Convertible Notes, together with accrued and unpaid interest to but excluding the Repurchase Date (the “Repurchase Price”); provided, however, that if such Repurchase Date is an interest payment date, then the interest payable on such date shall be paid to the holder of record of the Convertible Note on the preceding record date for the payment of interest.

(b) Unless the Company shall have theretofore called for redemption all of the outstanding Convertible Notes, on or before the tenth (10th) Business Day after the occurrence of a Repurchase Event, the Company shall mail to all holders of record of the Convertible Notes a notice (the “Company Notice”) in the form prepared by the Company of the occurrence of the Repurchase Event and of the repurchase right set forth herein arising as a result thereof. The Company Notice shall contain the Repurchase Date and the Repurchase Price. Unless the Holder(s) elect to convert such Convertible Notes into Common Stock prior to the Repurchase Date, the Convertible Notes shall be due and payable on the Repurchase Date at the Repurchase Price. No failure of the Company to give the foregoing notices or defect therein shall limit the Company’s obligations or affect the validity of the proceedings for the repurchase of Convertible Notes. If any of the foregoing provisions are inconsistent with applicable law, such law shall govern.

(c) If the Company fails to repurchase on the Repurchase Date, any Convertible Notes (or portions thereof), then the principal of such Convertible Notes shall, until paid, bear interest to the extent permitted by applicable law from the Repurchase Date at the Default Rate and each such Convertible Note shall be convertible into Common Stock in accordance with this Agreement until the principal of and accrued interest on such Convertible Note shall have been paid or duly provided for.

(d) On or prior to the Repurchase Date the Company shall deposit with the Paying Agent, pursuant to Section 2.13, the Repurchase Price in cash for payment to the Holder on the Repurchase Date.

(e) All Convertible Notes delivered for repurchase shall be delivered to the Company to be canceled in accordance with the provisions of Section 2.10.

(f) For purposes of this Section 3.07:

(i) the term “beneficial owner” shall be determined in accordance with Rule 13d-3 and 13d-5, as in effect on the date of the original execution of this Agreement, promulgated by the SEC pursuant to the Exchange Act;

(ii) the term “Person” or “group” shall include any syndicate or group which would be deemed to be a “person” under Section 13(d) and 14(d) of the Exchange Act as in effect on the date of this Agreement;

(iii) the term “Repurchase Event” means a Change in Control. A “Change in Control” shall be deemed to have occurred when

(i) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the total voting power of all classes of the Company’s Capital Stock entitled to vote generally in the election of directors; or

(ii) the Company consolidates with, or amalgamates or merges with or into, another person or any person consolidates with, or amalgamates or merges with or into, the Company (including, in each of the foregoing cases, pursuant to a statutory arrangement), in any such event other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of the Company’s voting stock immediately prior to such transaction, “beneficially own,” directly or indirectly, immediately after such transaction, shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total voting power of all outstanding classes of the voting stock of the continuing or surviving corporation in substantially the same proportion as such ownership immediately prior to the transaction; or

(iii) the sale, lease, transfer or other conveyance or disposition of all or substantially all of the assets or property of the Company (including, in any such case, pursuant to a statutory arrangement) to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act.

ARTICLE 4

COVENANTS

Section 4.01. Payment Of Convertible Notes.

(a) The Company shall pay the principal amount of and any accrued and unpaid interest on the Convertible Notes on the dates and in the manner provided in the form of Convertible Note attached hereto as Exhibit B.

(b) The Company shall pay interest on any overdue principal at the Default Rate. The Company shall pay interest on overdue installments of interest at the same rate to the extent not prohibited by applicable law.

Section 4.02. Maintenance Of Office Or Agency.

The Company will give prompt written notice to the Holders of the location, and any change in the location, of the office or agency of the Registrar, the Paying Agent, or the Conversion Agent. The Paying Agent shall be the agency where Convertible Notes may be surrendered for registration of transfer or exchange or conversion and where notices and demands to or upon the Company in respect of the Convertible Notes and this Agreement may be served. If at any time the Company determines not to maintain any such required office or agency or shall fail to furnish the Holders with the address thereof, such presentations, surrenders, notices and demands may be made or served at the principal office of the Company.

Section 4.03. Reports to Holders.

(a) The Company (at its own expense) will deliver to the Holders within 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, to the extent such documents are not available free of charge on the SEC’s website.

(b) If at any time the Company is not subject to the periodic reporting requirements of the Exchange Act, or is not filing reports pursuant to such requirements, the Company shall provide Holders with a copy of its audited financial statements for the two years ended on the date of the latest fiscal year within 90 days of the end of the fiscal year and unaudited interim financial statements for each following calendar quarter within 45 days of the end of each calendar quarter. All such financial statements shall be prepared and presented in accordance with GAAP.

(c) Delivery of such reports, information and documents to the Company is for informational purposes only and the Company’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder.

Section 4.04. Compliance Certificate.

The Company shall deliver to the Paying Agent within [90] days after the end of each fiscal year of the Company an Officers’ Certificate stating whether or not the signers know of any Default or Event of Default by the Company in performing any of its obligations under this Agreement or the Convertible Notes. If they do know of any such Default or Event of Default, the certificate shall describe the Default or Event of Default and its status.

Section 4.05. Stay, Extension And Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Agreement.

Section 4.06. Corporate Existence.

Subject to Article 5, the Company will at all times do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; provided that nothing in this Section shall prevent the abandonment or termination of any right or franchise of the Company or reorganization of the Company into a form other than a corporation if, in the opinion of the Company, (i) such abandonment, termination or reorganization is in the best interests of the Company and does not materially adversely affect the ability of the Company to operate its business or to fulfill its obligations hereunder and (ii) the loss of such right, license or franchise or the dissolution of such subsidiary does not have a material adverse impact on the Holders.

Section 4.07. Notice Of Default.

In the event that any Default under Section 6.01 hereof shall occur the Company will give prompt written notice of such Default to the Paying Agent.

ARTICLE 5

CONSOLIDATION, MERGER AND SALE OF ASSETS

Section 5.01. When Company May Merge, Etc.

(a) The Company shall not consolidate with or merge into, or transfer or lease all or substantially all of its assets to, another Person unless such other Person is a corporation, limited liability company, partnership, trust or other business entity organized under the laws of the United States, any State thereof or the District of Columbia and such Person assumes by supplemental Agreement all the obligations of the Company under the Convertible Notes, this Agreement and the Investors Rights Agreement, and immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing.

(b) The Company shall deliver to the Company prior to the consummation of the proposed transaction an Officers’ Certificate to the foregoing effect and an Opinion of Counsel stating that the proposed transaction and such supplemental Agreement will, upon consummation of the proposed transaction, comply with this Agreement.

(c) Notwithstanding the foregoing, any subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any other subsidiary or subsidiaries of the Company.

Section 5.02. Successor Substituted.

Upon any consolidation or merger or transfer or lease of all or substantially all of the assets of the Company in accordance with Section 5.01, the successor Person formed by such consolidation or into which the Company is merged or to which such transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume every duty and obligation of, the Company under this Agreement with the same effect as if such successor corporation had been named as the Company herein. When the successor corporation assumes all obligations of the Company hereunder, all obligations of the predecessor corporation shall terminate.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events Of Default.

(a) An “Event of Default” occurs if:

(i) the Company fails to pay the principal of any Convertible Note when due;

(ii) the Company fails to pay any interest on any Convertible Note when due, if such failure continues for 10 business days;

(iii) the Company fails to perform any other covenant in this Agreement for the period and after the notice specified in the last paragraph of this Section 6.01;

(iv) the Company pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors; or

(v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company in an involuntary case,

(B) appoints a Custodian of the Company for all or substantially all of its property, or

(C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 90 consecutive days;

(vi) the Company defaults with respect to any other indebtedness, which default results in the acceleration of indebtedness in an amount in excess of $5,000,000 and continuance of that default for 30 days.

(b) The term “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term “Custodian” means any receiver Company, assignee, liquidator or similar official under any Bankruptcy Law.

(c) A default under clause (a)(iii) is not an Event of Default until the Holders of at least 50% in aggregate principal amount of the Convertible Notes then outstanding (“Majority Holders”) notify the Company of the default and the Company does not cure the default within 30 days after receipt of the notice of such default. The notice must specify the default, demand that it be remedied and state that the notice is a “Notice of Default.”

Section 6.02. Acceleration.

(a) If an Event of Default occurs and is continuing (other than an Event of Default under Section 6.01(a)(iv) or (v)), (i) a Holder by notice to the Company may declare the principal amount including any accrued and unpaid interest on the Convertible Note held by such Holder due and payable, and (ii) the Majority Holders by notice to the Company may declare the principal amount including any accrued and unpaid interest on all of the Convertible Notes due and payable. If an Event of Default under Section 6.01(a)(iv) or (v) occurs, the principal amount of all the Convertible Notes will automatically become due and payable without any declaration or other act on the part of any Holder.

(b) After a declaration of acceleration, but before a judgment or decree of the money due in respect of the Convertible Notes has been obtained, the Holder or Majority Holders, as the case may be, by written notice to the Company may rescind an acceleration and its consequences if (i) all existing Events of Default (other than the nonpayment of principal of and interest on the Convertible Notes which has become due solely by virtue of such acceleration) have been cured or waived, and (ii) the rescission would not conflict with any judgment or decree.

Section 6.03. Other Remedies.

Notwithstanding any other provision of this Agreement, if an Event of Default occurs and is continuing, the Holders may pursue any available remedy by proceeding at law or in equity to collect the payment of the principal of and interest on the Convertible Notes or to enforce the performance of any provision of the Convertible Notes or this Agreement. A delay or omission by any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative.

Section 6.04. Waiver Of Past Defaults.

Subject to Sections 6.02, 6.05 and 7.01, the Majority Holders by notice to the Company may waive any past Default or Event of Default and its consequences, except a Default or Event of Default in the payment of the principal of or interest on any Convertible Note, a failure by the Company to convert any Convertible Notes into Common Stock or any Default or Event of Default in respect of any provision of this Agreement or the Convertible Notes that, under Section 7.01, cannot be modified or amended without the consent of the Holder of each Convertible Note affected. When a Default or an Event of Default is waived, it is cured and ceases.

Section 6.05. Rights Of Holders To Receive Payment Or Convert.

Notwithstanding any other provision of this Agreement, (i) the right of any Holder to receive payment of the principal of and interest on the Convertible Note, on or after the respective due dates expressed in the Convertible Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder and (ii) the right of any Holder to bring suit for the enforcement of the right to convert the Convertible Note shall not be impaired or affected without the consent of the Holder.

Section 6.06. Holders May File Proofs Of Claim.

The Holders may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property.

ARTICLE 7

AMENDMENTS

Section 7.01. With Consent Of Holders.

(a) The Company, when authorized by a Board Resolution, may modify, amend or supplement this Agreement or the Convertible Notes with the written consent of the Majority Holders. The Company shall promptly provide notice of any such modification, amendment or supplement to the Holders. Subject to Section 6.05, the Majority Holders may waive compliance by the Company with any provision of this Agreement or the Convertible Notes without notice to any other Holder. However, without the consent of each Holder affected, an amendment, supplement or waiver, including a waiver pursuant to Section 6.04, may not:

(i) change the stated maturity of the Convertible Notes;

(ii) reduce the principal or interest on the Convertible Notes;

(iii) change the currency in which the Convertible Notes are payable;

(iv) make any change that adversely affects the right to require the Company to repurchase Convertible Notes on a Repurchase Date;

(v) waive a default in the payment of the principal of or interest on any Convertible Note;

(vi) make any change in Section 6.04, Section 6.05 or this Section 7.01;

(vii) modify the provisions of Article 9 in a materially adverse manner to the Holders; or

(viii) make any change that adversely affects the right to convert any Convertible Note.

(b) It shall not be necessary for the consent of the Holders under this Section 7.01 to approve the particular form of any proposed amendment or supplement, but it shall be sufficient if such consent approves the substance thereof.

(c) Promptly after an amendment under this Section 7.01 becomes effective, the Company shall mail to Holders a notice briefly describing the amendment.

Section 7.02. Revocation And Effect Of Consents.

(a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Convertible Note or portion of a Convertible Note that evidences the same debt as the consenting Holder’s Convertible Note, even if notation of the consent is not made on any Convertible Note. However, any such Holder or subsequent Holder may revoke the consent as to its Convertible Note or portion of a Convertible Note if the Company receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b) After an amendment, supplement or waiver becomes effective with respect to the Convertible Notes, it shall bind every Holder unless it makes a change described in any of clauses (i) through (vii) of Section 7.01. In that case the amendment, supplement or waiver shall bind each Holder of a Convertible Note who has consented to it and, provided that notice of such amendment, supplement or waiver is reflected on a Convertible Note that evidences the same debt as the consenting Holder’s Convertible Note, every subsequent Holder of a Convertible Note or portion of a Convertible Note that evidences the same debt as the consenting Holder’s Convertible Note.

ARTICLE 8

CONVERSION

Section 8.01. Conversion Privilege; Restrictive Legends.

(a) A Holder of a Convertible Note may convert the principal of such Convertible Note into Common Stock at any time during the period stated in the form of Convertible Note attached as Exhibit B. The number of shares issuable upon conversion of a Convertible Note is determined as follows: divide each $1,000 of the principal amount to be converted by the Conversion Price in effect on the conversion date and round the result to the nearest 1/100th of a share. The Conversion Price is subject to adjustment in accordance with Section 8.06.

(b) A Holder may convert a portion of the principal of such Convertible Note if the portion is at least $1,000 principal amount or an integral multiple of $1,000 principal amount. Provisions of this Agreement that apply to conversion of all of a Convertible Note also apply to conversion of a portion of it.

(c) Notwithstanding any other provision of this Agreement, the Company may convert a Holder’s Convertible Note pursuant to Section 8(c) of the Convertible Note without any further action on the part of the Holder.

Section 8.02. Conversion Procedure.

(a) To convert a Convertible Note a Holder must satisfy the requirements in paragraph 6 of the form of Convertible Note attached hereto as Exhibit B. The date on which the Holder satisfies all those requirements is the conversion date. As soon as practicable, the Company shall deliver to the Holder through the Conversion Agent a certificate for the number of full shares of Common Stock issuable upon the conversion and a check in lieu of any fractional share. The Person in whose name the certificate is registered shall be treated as a shareholder of record on and after the conversion date.

(b) Except as described below, no payment or adjustment will be made for accrued interest on, or liquidated damages with respect to, a converted Convertible Note or for dividends on any Common Stock issued on conversion. If any Convertible Note is converted during the period from but excluding, a record date for the payment of interest to, but excluding, the next succeeding interest payment date, unless such Convertible Note has been called for redemption on a Redemption Date between such dates, such Convertible Note must be accompanied by funds equal to the interest payable to the registered Holder on such interest payment date on the principal amount so converted. A Convertible Note converted on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the Convertible Note being converted will be paid on such interest payment date to the registered Holder of such Convertible Note on the applicable record date.

(c) If a Holder converts more than one Convertible Note at the same time, the number of full shares issuable upon the conversion shall be based on the total principal amount of the Convertible Notes converted.

(d) Upon surrender of a Convertible Note that is converted in part the Company shall execute for the Holder a new Convertible Note equal in principal amount to the unconverted portion of the Convertible Note surrendered.

(e) If the last day on which a Convertible Note may be converted is a Legal Holiday in a place where a Conversion Agent is located, the Convertible Note may be surrendered to that Conversion Agent on the next succeeding day that is not a Legal Holiday.

Section 8.03. Fractional Shares.

The Company will not issue fractional shares of Common Stock upon conversion of Convertible Notes and instead will deliver a cash adjustment in lieu of the fractional share based upon the current market value of the Common Stock. The current market value of a fraction of a share is determined by multiplying the current market price of a full share by the fraction, and rounding the result to the nearest cent. For purposes of this Section, the current market price of a share of Common Stock is the Closing Price of the Common Stock on the Trading Day immediately preceding the conversion date.

Section 8.04. Taxes On Conversion.

If a Holder converts its Convertible Note, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the Holder shall pay any such tax which is due because the shares are issued in a name other than the Holder’s name.

Section 8.05. Company To Provide Stock.

(a) The Company shall reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of all of the Convertible Notes, including such greater number of shares of Common Stock into which such Convertible Notes shall be convertible into as a result of a Conversion Price adjustment contemplated by Section 8.06 hereof.

(b) All shares of Common Stock which may be issued upon conversion of the Convertible Notes shall be validly issued, fully paid and non-assessable.

(c) The Company will endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Convertible Notes and will endeavor to list such shares on each national securities exchange on which the Common Stock is listed.

Section 8.06. Adjustment Of Conversion Price.

The Conversion Price shall be adjusted from time to time by the Company as follows:

(a) In case the Company shall hereafter pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock, the Conversion Price in effect at the opening of business on the date following the Record Date with respect to shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the Record Date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the Record Date. If any dividend or distribution of the type described in this Section 8.06(a) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(b) In case the Company shall issue rights or warrants to all holders of its outstanding shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price on the Record Date fixed for the determination of shareholders entitled to receive such rights or warrants, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect at the opening of business on the date after such Record Date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the Record Date plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at such Current Market Price, and of which the denominator shall be the number of shares of Common Stock outstanding on the close of business on the Record Date plus the total number of additional shares of Common Stock so offered for subscription or purchase. Such adjustment shall become effective immediately after the opening of business on the day following the Record Date fixed for determination of shareholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. In the event that such rights or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.

(c) In case the outstanding shares of Common Stock shall be split or subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(d) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of capital stock of the Company (other than any dividends or distributions to which Section 8.06(a) applies) or evidences of its indebtedness, cash or other assets (including Convertible Notes, but excluding (1) any rights or warrants referred to in Section 8.06(b), (2) dividends and distributions paid exclusively in cash and (3) any capital stock, evidences of indebtedness, cash or assets distributed upon a merger or consolidation to which Section 8.07 applies) (the foregoing hereinafter in this Section 8.06(d) called the “Subject Convertible Notes”), unless the Company elects to reserve such Subject Convertible Notes for distribution to the Holders upon conversion of the Convertible Notes so that any such Holder converting Convertible Notes will receive upon such conversion, in addition to the shares of Common Stock to which such Holder is entitled, the amount and kind of such Subject Convertible Notes which such Holder would have received if such Holder had converted its Convertible Notes into Common Stock immediately prior to the Record Date for such distribution of the Subject Convertible Notes, then, in each such case, the Conversion Price shall be reduced so that the same shall be equal to the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Record Date with respect to such distribution by a fraction of which the numerator shall be the Current Market Price on such date less the fair market value on such date of the portion of the Subject Convertible Notes so distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following the Record Date; provided, however, that in the event the then fair market value of the portion of the Subject Convertible Notes so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the Record Date, then in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion of a Convertible Note (or any portion thereof) the amount of Subject Convertible Notes such Holder would have received had such Holder converted such Convertible Note (or portion thereof) immediately prior to such Record Date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

For purposes of this Section 8.06(d), rights or warrants distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s capital stock (either initially or under certain circumstances) that are (i) deemed to be transferred with such shares of Common Stock; (ii) not exercisable; and (iii) issued in respect of future issuances of Common Stock, until the occurrence of a specified event or events (“Trigger Event”) shall be deemed not to have been distributed and no adjustment to the Conversion Price with respect thereto shall be made until the occurrence of the earliest Trigger Event. If any such right or warrant is subject to subsequent events, upon the occurrence of which such right or warrant shall become exercisable to purchase different Convertible Notes, evidences of indebtedness or other assets or entitle the holder to purchase a different number or amount of the foregoing or to purchase any of the foregoing at a different purchase price, then the occurrence of each such event shall be deemed to be the date of issuance and record date with respect to a new right or warrant (and a termination or expiration of the existing right or warrant without exercise by the holder thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto, that resulted in an adjustment to the Conversion Price under this Section 8.06(d), (1) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants all of which shall have expired or been terminated without exercise, the Conversion Price shall be readjusted as if such rights and warrants had never been issued.

No adjustment of the Conversion Price shall be made pursuant to this Section 8.06(d) in respect of rights or warrants distributed or deemed distributed on any Trigger Event to the extent that such rights or warrants are actually distributed, or reserved by the Company for distribution to holders of Convertible Notes upon conversion by such holders of Convertible Notes to Common Stock.

For purposes of this Section 8.06(d) and Sections 8.06(a) and (b), any dividend or distribution to which this Section 8.06(d) is otherwise applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants (other than such shares of Common Stock or rights or warrants) (and any Conversion Price reduction required by this Section 8.06(d) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (and any further Conversion Price reduction required by Sections 8.06(a) and (b) with respect to such dividend or distribution shall then be made), except (A) the Record Date of such dividend or distribution shall be substituted as “the date fixed for the determination of shareholders entitled to receive such dividend or other distribution”, “Record Date fixed for such determination” and “Record Date” within the meaning of Section 8.06(a) and as “the date fixed for the determination of shareholders entitled to receive such rights or warrants”, “the Record Date fixed for the determination of the shareholders entitled to receive such rights or warrants” and “such Record Date” within the meaning of Section 8.06(b) and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on the Record Date fixed for such determination” within the meaning of Section 8.06(a).

(e) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding any cash that is distributed upon a merger or consolidation to which Section 8.07 applies or as part of a distribution referred to in Section 8.06(d)), in an aggregate amount that, combined together with (1) the aggregate amount of all other such all-cash distributions to all holders of its Common Stock within the twelve (12) months preceding the date of payment of such distribution, and in respect of which no adjustment pursuant to this Section 8.06(e) has been made, and (2) the aggregate of any cash plus the fair market value of consideration payable in respect of any tender offer by the Company or any subsidiary for all or any portion of the Common Stock concluded within the twelve (12) months preceding the date of payment of such distribution, and in respect of which no adjustment pursuant to Section 8.06(f) has been made (such aggregate amount, the “Common Dividend Amount”), exceeds 10% of the product of the Current Market Price on the Record Date with respect to such distribution times the number of shares of Common Stock outstanding on such date (the “Market Capitalization”), then, and in each such case, immediately after the close of business on such date, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on such Record Date by a fraction (i) the numerator of which shall be equal to the Current Market Price on the Record Date less an amount equal to the quotient of (x) the amount by which the Common Dividend Amount exceeds 10% of the Market Capitalization and (y) the number of shares of Common Stock outstanding on the Record Date and (ii) the denominator of which shall be equal to the Current Market Price on such date; provided, however, that in the event the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price of the Common Stock on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion of a Convertible Note (or any portion thereof) the amount of cash such Holder would have received had such holder converted such Convertible Note (or portion thereof) immediately prior to such Record Date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(f) In case a tender offer made by the Company or any subsidiary for all or any portion of the Common Stock shall expire and such tender offer shall require the payment to holders of Common Stock of an aggregate consideration that together with (i) the aggregate of the cash plus the fair market value of consideration payable in respect of any other tender offers by the Company or any of its subsidiaries for all or any portion of the Common Stock expiring within the twelve (12) months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to this Section 8.06(f) has been made, and (ii) the aggregate amount of any all-cash distributions to all holders of the Company’s Common Stock made within twelve (12) months preceding the expiration of such tender offer and in respect of which no adjustment pursuant to Section 8.06(e) has been made, exceeds 10% of the product of the Current Market Price as of the time of expiration of such tender offer times the number of shares of Common Stock outstanding at such time, then, and in each such case, immediately prior to the opening of business on the day after the expiration of such tender offer, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date of the expiration of such tender offer by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of expiration of the tender offer multiplied by the Current Market Price of the Common Stock on the Trading Day next succeeding the date of expiration of the tender offer and the denominator shall be the sum of (x) the fair market value of the aggregate consideration payable for all shares of Common Stock validly tendered and not withdrawn as of the date of expiration of the tender offer and (y) the product of the number of shares of Common Stock outstanding less all shares validly tendered and not withdrawn as of the date of expiration of the tender offer and the Current Market Price of the Common Stock on the Trading Day next succeeding the date of expiration of the tender offer, such reduction (if any) to become effective immediately prior to the opening of business on the day following the date of expiration of the tender offer. In the event the

Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such tender offer had not been made. If the application of this Section 8.06(f) to any tender offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer under this Section 8.06(f).

(g) For purposes of this Section 8.06, the following terms have the meanings indicated:

(i) “Closing Price” with respect to any securities on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the Nasdaq National Market or New York Stock Exchange, as applicable, or, if such security is not listed or admitted to trading on such Nasdaq National Market, on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose, or a price determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution.

(ii) “Current Market Price” shall mean the average of the Closing Prices per share of Common Stock for the ten (10) consecutive Trading Days immediately prior to the date for which a Current Market Price is required; provided, however, that:

(A) if the “ex” date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 8.06(a), (b), (c), (d), (e), (f) or (g) occurs during such ten consecutive Trading Days, then the Closing Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such Closing Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such other event,

(B) if the “ex” date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 8.06(a), (b), (c), (d), (e), (f) or (g) occurs on or after the “ex” date for the issuance or distribution requiring such computation and prior to the day in question, then the Closing Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event, and

(C) if the “ex” date for the issuance or distribution requiring such computation is prior to the day in question, after taking into account any adjustment required pursuant to clause (1) or (2) of this proviso, the Closing Price for each Trading Day on or after such “ex” date shall be adjusted by adding thereto the amount of any cash and the fair market value of the evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock as of the close of business on the day before such “ex” date.

For purposes of any computation under Sections 8.06(f) or (g), the Current Market Price of the Common Stock on any date shall be deemed to be the average of the daily Closing Prices per share of Common Stock for such day and the next two succeeding Trading Days; provided, however, that if the “ex” date for any event (other than the tender offer requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 8.06(a), (b), (c), (d), (e), (f) and (g) occurs on or after the date of expiration of the tender or exchange offer requiring such computation and prior to the day in question, the Closing Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event.

For purposes of this definition, the term “ex” date, (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (3) when used with respect to any tender or exchange offer means the first date on which the Common Stock trades regular way on such exchange or in such market after the Expiration Time of such offer.

(iii) “fair market value” shall mean the amount which a willing buyer would pay a willing seller in an arm’s length transaction determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution.

(iv) “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, Convertible Notes or other property or in which the Common Stock (or other applicable Convertible Note) is exchanged for or converted into any combination of cash, Convertible Notes or other property, the date fixed for determination of shareholders entitled to receive such cash, Convertible Notes or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(v) “Trading Day” shall mean (x) if the applicable Convertible Note is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which the New York Stock Exchange or such other national securities exchange, as the case may be, is open for business, (y) if the applicable Convertible Note is quoted on the Nasdaq National Market, a day on which trades may be made thereon or (z) if the applicable Convertible Note is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(h) The Company may make such reductions in the Conversion Price, in addition to those required by Sections 8.06(a), (b), (c), (d), (e) and (f), as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

To the extent permitted by applicable law, the Company from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least twenty (20) days and the reduction is irrevocable during the period. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Company shall mail to the Holder of each Convertible Note at his last address appearing on the register maintained by the Registrar a notice of the reduction at least fifteen (15) days prior to the date the reduced Conversion Price takes effect, and such notice shall state the reduced Conversion Price and the period during which it will be in effect.

(i) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Article 8 shall be made by the Company and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be. No adjustment need be made for a change in the par value or no par value of the Common Stock.

(j) Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly file with the Company, and any Conversion Agent other than the Company, an Officers’ Certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Trust Officer of the Company shall have received such Officers’ Certificate, the Company shall not be deemed to have knowledge of any adjustment of the Conversion Price and may assume without inquiry that the last Conversion Price of which it has knowledge remains in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the Holder of each Convertible Note at his last address appearing on the register maintained by the Registrar, within twenty (20) days of the effective date of such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(k) In any case in which this Section 8.06 provides that an adjustment shall become effective immediately after a Record Date for an event, the Company may defer until the occurrence of such event (i) issuing to the Holder of any Convertible Note converted after such Record Date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such Holder any amount in cash in lieu of any fraction pursuant to Section 8.03.

(l) For purposes of this Section 8.06, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

Section 8.07. Effect Of Reclassification, Consolidation, Merger Or Sale.

(a) In the case of (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation, merger or combination of the Company with another corporation as a result of which holders of Common Stock shall be entitled to receive stock, Convertible Notes or other property or assets (including cash) with respect to or in exchange for such Common Stock or (iii) any sale or conveyance of the properties and assets of the Company as, or substantially as, an entirety to any other corporation as a result of which holders of Common Stock shall be entitled to receive stock, Convertible Notes or other property or assets (including cash) with respect to or in exchange for such Common Stock, then, unless an adjustment with respect thereto shall be made pursuant to Section 8.06, the Company or the successor or purchasing corporation, as the case may be, shall execute with the Company a supplemental Agreement providing that the Convertible Notes shall be convertible into the kind and amount of shares of stock and other Convertible Notes or property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of a number of shares of Common Stock issuable upon conversion of such Convertible Notes immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming such holder of Common Stock did not exercise rights of election, if any, as to the kind or amount of Convertible Notes, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance. Such supplemental Agreement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 8. If, in the case of any such reclassification, change, consolidation, merger, combination, sale or conveyance, the stock or other Convertible Notes and assets receivable thereupon by a holder of shares of Common Stock include shares of stock or other Convertible Notes and assets of a Person other than the successor or purchasing corporation, as the case may be, in such reclassification, change, consolidation, merger, combination, sale or conveyance, then such supplemental Agreement shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders as the Board of Directors shall reasonably consider necessary by reason of the foregoing.

(b) The Company shall cause notice of the execution of such supplemental Agreement to be mailed to each Holder of Convertible Notes, at its address appearing on the register maintained by the Registrar, within twenty (20) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental Agreement.

Section 8.08. Notice Of Certain Transactions.

If:

(a) the Company proposes to take any action that would require an adjustment in the conversion rate;

(b) the Company proposes to take any action that would require a supplemental Agreement pursuant to Section 8.07; or

(c) there is a proposed liquidation, winding up or dissolution of the Company,

the Company shall mail to Holders a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, transfer, lease, liquidation or dissolution. The Company shall mail the notice at least 10 days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

Section 8.09. Company Determination Final.

Any determination that the Board of Directors makes in good faith pursuant to this Article 8 is conclusive, absent manifest error.

ARTICLE 9

SUBORDINATION

Section 9.01. Convertible Notes Subordinated To Senior Indebtedness.

Each Holder of a Convertible Note, by his acceptance thereof, covenants and agrees, that the indebtedness represented by the Convertible Notes and the payment of the principal of and interest on each and all of the Convertible Notes is hereby expressly subordinate and junior, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all Senior Indebtedness.

(a) Upon any distribution of assets of the Company, upon any dissolution, winding-up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of the Company or otherwise, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon in cash or other consideration satisfactory to the holders of Senior Indebtedness in respect of principal (and premium, if any) and interest, or provision shall be made for such amount in cash or other consideration satisfactory to the holders of Senior Indebtedness, before the Holders of any of the Convertible Notes are entitled to receive any payment or distribution of any character, whether in cash, Convertible Notes or other property, on account of the principal of (or premium, if any) or interest on the indebtedness evidenced by the Convertible Notes.

(b) In the event that, notwithstanding the foregoing provisions of Section 9.01(a), any payment on account of principal of or interest on the Convertible Notes shall be made by or on behalf of the Company and received by any Holder or by any Paying Agent (or, if the Company is acting as its own Paying Agent, money for any such payment shall be segregated and held in trust), at a time when such payment is not permitted by any of such provisions, then, unless and until all Senior Indebtedness is paid in full in cash or other consideration satisfactory to the holders thereof, such payment on account of principal of or interest on the Convertible Notes shall be held in trust for the benefit of, and shall be immediately paid over to, the holders of Senior Indebtedness or their representative or representatives or the trustee under any Agreement under which any instruments evidencing any of the Senior Indebtedness may have been issued, as their interests may appear.

Section 9.02. Obligation Of Company Unconditional.

Nothing contained in this Article or elsewhere in this Agreement or in the Convertible Notes is intended to or shall impair, as between the Company and the Holders of the Convertible Notes, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Convertible Notes the principal of and interest on the Convertible Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of the Convertible Notes and creditors of the Company other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Company or the Holder of any Convertible Note from exercising all remedies otherwise permitted by applicable law upon default under this Agreement.

Section 9.03. Limitation on Senior Indebtedness.

The Company covenants and agrees that it will not incur and will not permit any subsidiary to incur (or to guaranty) any indebtedness that is contractually subordinate or junior in right of payment to any Senior Indebtedness unless it is pari passu or contractually subordinate in right of payment to the Convertible Notes. For purposes of the foregoing, no indebtedness will be deemed to be subordinated in right of payment to any other indebtedness of the Company or any subsidiary solely by virtue of being unsecured or by virtue of the fact that the holders of any secured indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices.

(a) No notice or other communication shall be deemed given unless sent in any of the manners, and to the attention of the persons, specified in this Section 10.1. All notices and other communications hereunder shall be in writing and shall be deemed given or delivered to any party (i) upon delivery to the address of such party specified below if delivered personally, (ii) one business day after being sent by reputable overnight courier (charges prepaid) or (iii) five business days after being sent by registered or certified mail (return receipt requested), in any case to the parties at the following addresses or telecopy numbers (followed promptly by personal, courier or certified or registered mail delivery) (or at such other addresses for a party as will be specified by like notice). Any notice or communication to a Holder shall be to its address shown on Exhibit A, or to such other address as a Holder shall have provided to the Company by notice given in accordance with this Section. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

The Company’s address is:

Section 10.02. Communication By Holders With Other Holders.

Holders may communicate with other Holders with respect to their rights under this Agreement or the Convertible Notes.

Section 10.03. Legal Holidays.

(a) A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions are not required to be open in The City of New York, in the State of New York or in the city in which the Company administers its corporate trust business. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on that payment for the intervening period.

(b) A “Business Day” is a day other than a Legal Holiday.

Section 10.04. Duplicate Originals.

The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 10.05. Governing Law.

The laws of the State of New York, without regard to principles of conflicts of law, shall govern this Agreement and the Convertible Notes.

Section 10.06. No Adverse Interpretation Of Other Agreements.

This Agreement may not be used to interpret another Agreement, loan or debt agreement of the Company or a subsidiary. Any such Agreement, loan or debt agreement may not be used to interpret this Agreement.

Section 10.07. Successors.

All agreements of the Company in this Agreement and the Convertible Notes shall bind its successors.

Section 10.08. Separability.

In case any provision in this Agreement or in the Convertible Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

Section 10.09. Headings, Etc.

The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

aQUANTIVE, INC.

By:	/s/ Linda Shoemaker
Name:	Linda Schoemaker
Title:	Sr. Vice President and General Counsel

HOLDERS

Each of the Person Identified on Exhibit A Attached Hereto

EXHIBIT B

FORM OF CONVERTIBLE NOTE

AQUANTIVE, INC.

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUED ON CONVERSION OF THIS NOTE (THE “SECURITIES”), HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS, AND NO INTEREST MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (B) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO AN INVESTORS’ RIGHTS AGREEMENT DATED JULY 27, 2004 (THE “INVESTORS’ RIGHTS AGREEMENT”) A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER, AND BY ACCEPTING ANY INTEREST IN SUCH SECURITIES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THE INVESTORS’ RIGHTS AGREEMENT.

July , 2004	«Number»

CONVERTIBLE SUBORDINATED NOTE

aQuantive, Inc., a Washington corporation (herein called the “Company”), for value received, hereby promises to pay                      (“Holder”), or its registered assigns, the principal sum of                                          on January 28, 2008 and to pay interest thereon, as provided herein, until the principal and any unpaid and accrued interest are paid or duly provided for. This Note is being issued in connection with the Agreement and Plan of Merger, dated as of June 27, 2004, among the Company, Artist Merger Sub, Inc., and SBI Holdings Inc. (the “Merger”), and is part of a series of similar Notes (the “Notes”) issued in connection with the Merger. Each of the Notes is governed by and subject to the provisions of the Convertible Note Agreement, dated as of July 27, 2004, among the Company and the Holders of the Notes (the “Convertible Note Agreement), which is incorporated herein by this reference. In the event of any inconsistence between this Note and the Convertible Note Agreement, the Convertible Note Agreement shall govern.

Interest Payment Dates: December 15 and June 15, with the first payment to be made on December 15, 2004.

Record Dates: December 1 and June 1.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, to which the Holder, by the acceptance of this Note, agrees:

1. Maturity. The Note will mature on January 28, 2008 (the “Maturity Date”).

2. Interest Rate. Subject to Section 7 and Section 8 hereof, the Company promises to pay interest on the principal amount of this Note at the rates set forth below (the “Interest Rate”):

•	from the date hereof through and until December 31, 2004, interest shall accrue hereunder at the fixed rate of 1.5% per annum;

•	from January 1, 2005 through and until March 31, 2005, interest shall accrue hereunder at the fixed rate of 1.75% per annum;

•	from April 1, 2005 through and until June 30, 2005, interest shall accrue hereunder at the fixed rate of 2.00% per annum;

•	from July 1, 2005 through and until September 30, 2005, interest shall accrue hereunder at the fixed rate of 2.50% per annum;

•	from October 1, 2005 through and until December 31, 2005, interest shall accrue hereunder at the fixed rate of 3.00% per annum;

•	from January 1, 2006 through and until March 31, 2006, interest shall accrue hereunder at the fixed rate of 3.50% per annum;

•	from April 1, 2006 through and until June 30, 2006, interest shall accrue hereunder at the fixed rate of 4.00% per annum;

•	from July 1, 2006 through and until September 30, 2006, interest shall accrue hereunder at the fixed rate of 4.50% per annum;

•	from October 1, 2006 through and until December 31, 2006, interest shall accrue hereunder at the fixed rate of 5.00% per annum;

•	from January 1, 2007 through and until March 31, 2007, interest shall accrue hereunder at the fixed rate of 5.50% per annum;

•	from April 1, 2007 through and until June 30, 2007, interest shall accrue hereunder at the fixed rate of 6.00% per annum;

•	from July 1, 2007 through and until September 30, 2007, interest shall accrue hereunder at the fixed rate of 6.50% per annum;

•	from October 1, 2007 and thereafter, interest shall accrue hereunder at the fixed rate of 7.00% per annum;

In the event the Note has not been previously redeemed, the Company will pay interest semi-annually on December 15 and June 15 of each year, with the first payment to be made on December 15, 2004. Interest on the Note will accrue on the principal amount from, and including, the most recent date to which interest has been paid or provided for or, if no interest has been paid, from, and including, July 27, 2004. Interest will be computed on the basis of a 365-day year.

3. Method of Payment. The Company will pay interest on the Note to the person who is the registered Holder of the Note at the close of business on the Record Date set forth above next preceding the applicable interest payment date. The Company will pay all amounts due with respect to the Note in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company will make payments by wire transfer of immediately available funds to the account specified by the Holder thereof or, if no such account is specified with respect to a Holder, by mailing a check to the Holder’s registered address.

4. Paying Agent. Initially, BNY Western Trust Company will act as agent with respect to the administration of the Notes (other than with respect to the conversion of such Notes) (the “Convertible Note Administrator”). The Company shall maintain a convertible note administrator which has a minimum capitalization of $100 million so long any of the Notes are outstanding, but may change the Convertible Note Administrator from time to time at the election of the Company. The Paying Agent shall agree to be bound by the terms of the Convertible Note Agreement governing the payment of interest and principal and the redemption of the Notes.

5. Ranking. The indebtedness evidenced by the Note is expressly subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness as defined in the Convertible Note Agreement. The Holder of this Note, by accepting the same, agrees to and shall be bound by such provisions and authorizes the Company on its behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and appoints the Company its attorney-in-fact for such purpose.

6. Conversion. (a) The principal amount of the Note, together with all accrued and unpaid interest, due and owing under the Note shall be convertible at any time on or before the close of business on the Maturity Date (but shall not be convertible on or after the date set forth in a notice of redemption mailed in accordance with Section 3.03 of the Convertible Note Agreement in the case the Note or a portion thereof has been called for redemption pursuant to Section 7 hereof or is subject to repurchase pursuant to Section 10 hereof (unless the Company defaults in making the payment due upon redemption or repurchase, as the case may be)), without the payment of any additional consideration and at the option of the holder hereof, into fully paid and nonassessable shares of the Company’s Common Stock, $.01 par value (the “Common Stock”) at an initial conversion price of $15.58 per share (the “Conversion Price”).

(b) In the event the Note has not been redeemed or repurchased by the Company on the dates indicated below (the “Measurement Dates”), subject to Section 7 and Section 8 hereof, the Conversion Price applicable to the Note shall be adjusted as of and on such Measurement Dates as follows

Measurement Date	Conversion Price
Jan 1 2005	$15.31
Apr 1 2005	$15.04
Jul 1 2005	$14.51
Oct 1 2005	$13.97
Jan 1 2006	$13.43
Apr 1 2006	$12.89
Jul 1 2006	$12.36

(c) In order to convert all or any portion of the principal amount of the Note (together with all accrued and unpaid interest thereon) into Common Stock, a Holder shall surrender the Note at the office of the Conversion Agent (as defined in the Convertible Note Agreement), duly endorsed or assigned to the Company in blank, and shall give written notice to the Company at such office of the Holder’s election to convert the Note and shall state therein the amount of the Note being converted. Thereupon the Company shall promptly, and in any event within five business days after delivery of the conversion notice, issue and deliver at such office to the Holder a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Note, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date. The Company will issue a check in lieu of any fractional share equal to the fair market value of such fractional share as provided in the Convertible Note Agreement. A Holder may convert a portion of a Note if the portion is at least $1,000 of principal amount or an integral multiple of $1,000 principal amount. If a Holder submits for conversion less than the entire principal amount of a Note, the Company shall promptly issue and deliver a new Note in the amount of the principal amount remaining owing hereunder and in the form of the Note so exchanged.

(d) The Conversion Price and the securities to be acquired on conversion of the Note is subject to adjustment in the event of certain events such as stock splits, distributions, stock dividends, recapitalizations, reorganizations, acquisitions, or reverse stock splits as provided in the Convertible Note Agreement.

(e) The Common Stock issued upon conversion of this Note shall bear a restrictive legend until after the second anniversary of the later of the date hereof and the last date on which the Company or any affiliate of the Company (as such term is defined in the Securities Act) was the owner of such shares or the Note from which such shares were converted (or such shorter period of time as permitted by Rule 144(k) under the Securities Act or any successor provision thereunder).

(f) The Common Stock issuable upon conversion of this Note is subject to additional restrictions on transfer as set forth in the Investor Rights Agreement, dated July 27, 2004, a copy of which is on file with and which may be obtained from the Company (the “Investor Rights Agreement”). By accepting this Note the Holder agrees to be bound by the Investor Rights Agreement.

7. Redemption. The Note will be redeemable at the option of the Company, in whole or in part, at any time prior to the Maturity Date at a redemption price equal to one hundred percent (100%) of the principal amount of the Note to be redeemed, plus any accrued and unpaid interest to, but excluding, the date on which such redemption is made (the “Redemption Price”) on the terms and conditions provided for in the Convertible Note Agreement.

8. Restrictions on Resale. (a) The Holder may not directly or indirectly, sell, offer to sell, solicit an offer to buy, contract to sell (including, without limitation, any short sale), grant any option to purchase or right to acquire, acquire any option to dispose of, or otherwise transfer or dispose of all or any portion of the Note (a “Restricted Resale”) without first providing the Company with written notice (a “Resale Notice”) of its bona fide intention to do so at least five (5) business days prior to any such Restricted Resale (the “Notice Period”). Notwithstanding any other provision of this Note (other than the adjustments to the Conversion Price set forth in Section 8.06 of the Convertible Note Agreement), the Interest Rate and Conversion Price in effect on the date such Resale Notice is received by the Company shall be the Interest Rate and Conversion Price for the Note from the date such Resale Notice is received by the Company until the Maturity Date (and thereafter).

(b) At any time during the Notice Period, the Company shall, upon written notice to the Holder and the Convertible Note Administrator, have the right to repurchase the Note from Holder at a price equal to one hundred percent (100%) of the principal amount of the Note, plus accrued and unpaid interest through the date the Resale Notice was received by the Company.

(c) Following a Restricted Resale, if the closing sales price of the Common Stock as reported on the Nasdaq Stock Market is greater than one hundred twenty-five percent (125%) of then effective Conversion Price for at least 20 trading days within a period of thirty (30) consecutive trading days, the Company may, upon written notice to the Conversion Agent and the Holder (the “Company Conversion Notice”) any time thereafter, cause the Note to convert into shares of the Company’s Common Stock at the then effective Conversion Price without any further action on the part of the Holder.

(d) Notwithstanding the foregoing provisions of this Section 8, paragraphs (a)-(c) shall not apply to any Restricted Resale to (i) a person which is an accredited investor as such term is defined under the Securities Act of 1933, as amended, and which controls the Holder, is controlled by the Holder, or is under common control with the Holder; (ii) to another existing Holder of Notes; or (ii) the heirs of Holder or a trust or other entity in which the Holder and the heirs of the Holder are the sole beneficiaries; provided that any Restricted Resale by such transferee shall be subject to the provisions of this Section 8.

(e) In addition to the restrictions on transfer set forth herein, this Note may be transferred only in compliance with applicable federal and state securities laws and only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. A new Note for like principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered Holder of the Note. The Holder agrees to provide a Form W-9 or Form W-8, as applicable, to the Company or Conversion Agent upon request.

9. Reservation and Listing of Shares. The Company shall reserve, out of its authorized but unissued shares, sufficient shares of Common Stock to provide for the conversion, based on the Conversion Price in effect from time to time, of the full principal amount and any accrued but unpaid interest of all Notes outstanding. Such shares shall be approved for listing on Nasdaq or such other market or exchange on which the Common Stock may then be principally trading. The Company covenants that all shares of Common Stock which may be issued on conversion of this Note will be, on issuance, duly authorized, validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof.

10. Persons Deemed Owners. The registered Holder of a Note may be treated as the owner of such Note for all purposes.

11. Amendments, Supplements and Waivers. This Note may be amended or supplemented with the consent of the Holders l on the terms and subject to the conditions set forth in the Convertible Note Agreement.

12. Events of Default and the remedies available to Holder are defined in the Convertible Note Agreement.

13. No Recourse Against Others. No past, present or future director, officer, employee or shareholder, as such, of the Company shall have any liability for any obligations of the Company under the Note for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note the Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Note.

[SIGNATURE PAGE FOLLOWS]

AQUANTIVE, INC.

By:
Name:	Michael Vernon
Title:	Chief Financial Officer

Dated:	July , 2004